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Exhibit 23.1

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statement Schedule

The Board of Directors
Witness Systems, Inc.:

        Under date of March 15, 2005, we reported on the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, as contained in the annual report on Form 10-K for the year ended December 31, 2004. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in the index under Item 15(a)2 in this Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

        In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Atlanta, Georgia
March 15, 2005

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Report of Independent Registered Public Accounting Firm on Consolidated Financial Statement Schedule